UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2009

CRYSTAL RIVER CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32958	20-2230150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three World Financial Center, 200 Vesey Street, 10th Floor New York, New York	10281-1010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (212) 549-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01.  Other Events.

On December 29, 2009, Crystal River Capital, Inc. (the “Company”) entered into a binding letter of intent (the “Agreement”), pursuant to which the Company agreed to the terms on which the Company would exchange certain of its assets for the outstanding preferred beneficial interests (the “Trust Preferred Securities”) of Crystal River Preferred Trust I, a Delaware statutory trust, that are held by certain collateral debt obligation vehicles (the “Preferred Holders”). The outstanding Trust Preferred Securities currently have an aggregate liquidation preference of $50 million.

Pursuant to the Agreement, the Company agreed to pay certain cash fees and to transfer or cause to be transferred to the Preferred Holders certain specified assets (collectively, the “Consideration”) in exchange for all of the outstanding Trust Preferred Securities (the “Transaction”), which would then be cancelled and Crystal River Preferred Trust I would be dissolved.

The Company agreed to pay a $1,000,000 exchange fee to the Preferred Holders (the “Exchange Fee”) and a one percent (1%) underwriting, legal and due diligence fee (i.e., $500,000) to the collateral manager (the “Collateral Manager”) for the Preferred Holders (the “Underwriting Fee”). The Exchange Fee will be paid at closing. One-half of the Underwriting Fee was paid upon execution of the Agreement and the other half will be paid at closing; provided that if the Transaction is not completed and discussions are terminated (other than due to bad faith on the part of the Company), the Collateral Manager will refund the portion of the Underwriting Fee already paid, less the aggregate out-of-pocket costs, if any, actually incurred by the Collateral Manager in connection with the Transaction.

The Consideration includes two real estate loans and a specified CMBS bond, which collectively had an aggregate carrying value for accounting purposes on the Company’s financial statements of approximately $7.7 million as of September 30, 2009. The remainder of the Consideration consists of a portfolio of CDO notes that are not carried as assets on the Company’s balance sheet due to the effects of consolidation.

The Company also agreed to use commercially reasonable efforts to cause its external manager and an affiliated entity to agree to assign or delegate to the Collateral Manager certain rights to act as servicer or collateral manager with respect to certain of the assets to be transferred.

The parties have agreed to use commercially reasonable efforts to prepare, negotiate and agree upon definitive documentation and close the Transaction as soon as practicable but in any event on or prior to January 30, 2010; provided, however, that after January 30, 2010, closing is conditioned on the Preferred Holders being allowed to execute the definitive documentation under their governing documents. Completion of the Transaction contemplated by the Agreement is subject to customary conditions for a transaction of this nature, including any applicable regulatory approvals or rating agency confirmations or rights of first offer or similar third party rights. The Company’s senior lender has consented in principle to the Transaction, subject to the lender’s review and consent to the definitive documentation reflecting the terms of the Transaction.

There can be no assurance that the Company will be able to complete the Transaction on the terms described in the Agreement or at all. The Company does not intend to disclose any further developments until the Transaction is fully negotiated and consummated. In addition, the Company previously announced that it had commenced a review of its strategic alternatives. That review remains ongoing, including assessments of possible transactions to sell some or all of the Company’s assets or to sell the Company; however, the Company is not disclosing any matters related to that review, and does not intend to disclose any further developments with respect to that review, until a definitive decision has been reached.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Exhibit
99.1	Press Release, dated as of December 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYSTAL RIVER CAPITAL, INC.

	By:	/s/ Rodman L. Drake
	Name:	Rodman L. Drake
	Title:	Chairman, Chief Executive Officer and President

Date: December 30, 2009